UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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First Citizens Banc Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CITIZENS BANC CORP.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 16, 2013

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of First Citizens Banc Corp. (the “Corporation”) will be held at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839, on Tuesday, April 16, 2013, at 10:00 a.m., E.D.T., for the following purposes:

1.	To elect eight (8) Directors to serve one-year terms expiring in 2014.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named execute officers as disclosed in the accompanying proxy statement.

3.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of the Corporation’s named executive officers.

4.	To ratify the appointment of S. R. Snodgrass, A.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2013.

5.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

Only those holders of record of common shares of the Corporation at the close of business on February 19, 2013, will be entitled to notice of and to vote at the Annual Meeting.

Included with this Notice are the Corporation’s Proxy Statement for the Annual Meeting, a form of proxy card and the Corporation’s 2012 Annual Report to Shareholders. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 18, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 16, 2013: The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card to be sent to shareholders by the Corporation and the Corporation’s 2012 Annual Report to Shareholders are available at www.proxydocs.com/fcza.

You are cordially invited to attend the Annual Meeting. Your vote is very important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your common shares be represented. Please sign, date and return your proxy card as soon as possible. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if your common shares are registered directly with the Corporation’s transfer agent, IST Shareholder Services, you may vote electronically via the Internet or by using the toll-free telephone number given on the form of proxy. If you are a holder of record, you also may cast your vote in person at the Annual Meeting.

To obtain directions to attend the Annual Meeting and vote in person, please call Amy Grant at 419-627-4667.

By Order of the Board of Directors

James E. McGookey, Secretary

First Citizens Banc Corp.

March 18, 2013

(This Page Intentionally Left Blank)

FIRST CITIZENS BANC CORP.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

(419) 625-4121

www.fcza.com

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 16, 2013

INTRODUCTION

We are sending this Proxy Statement and the enclosed proxy card to you as a shareholder of First Citizens Banc Corp. (the “Corporation”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 16, 2013, at 10:00 a.m., E.D.T., at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839. The Corporation’s Board of Directors is soliciting proxies for use at the Annual Meeting, or any adjournment thereof. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 18, 2013.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following:

1.	The election of eight (8) Directors to serve one-year terms expiring in 2014.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named execute officers as disclosed in the accompanying proxy statement.

3.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of the Corporation’s named executive officers.

4.	To ratify the appointment of S. R. Snodgrass, A.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2013.

5.	Any other matter which may properly be brought before the Annual Meeting or any adjournment thereof. The Corporation’s Board of Directors is not aware of any other business to come before the Annual Meeting.

VOTING INFORMATION

Who can vote?

Only shareholders of record as of the close of business on February 19, 2013, the record date for determination of the shareholders entitled to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 19, 2013, there were 7,707,917 common shares of the Corporation outstanding and 7,651,965 common shares entitled to vote. (As of the record date, the individuals entitled to the remaining shares had not exchanged stock in an acquired company for common shares of the Corporation.) The common shares are the only class of stock of the Corporation presently outstanding and entitled to vote at the Annual Meeting. A majority of the outstanding common shares of the Corporation represented in person or by proxy will constitute a quorum at the Annual Meeting.

How do I vote?

If you were the record holder of common shares of the Corporation as of February 19, 2013, you may vote in person by attending the Annual Meeting or, to ensure that your common shares are represented at the Annual Meeting, you may vote your common shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

Shareholders whose common shares of the Corporation are registered directly with the Corporation’s transfer agent, IST Shareholder Services, may also vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., E.D.T., on April 15, 2013. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by those shareholders.

How do I vote if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker, a financial institution or other nominee, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct the record holder on how to vote the common shares held in your account. If you hold your common shares in “street name,” you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote on behalf of such record holder. The documentation must show that you were the direct or indirect beneficial owner of the common shares on February 19, 2013, the record date for voting at the Annual Meeting.

May I exercise cumulative voting rights?

Under the General Corporation Law of the State of Ohio, each shareholder will have cumulative voting rights in the election of Directors at the Annual Meeting if any shareholder gives written notice to the President, Secretary or any Vice President of the Corporation (not less than forty-eight hours before the meeting if at least ten days notice of the meeting has been given) that the shareholder desires to cumulate votes in the election of Directors. Cumulative voting allows each shareholder to multiply the number of shares that he or she may be entitled to vote by the total number of Directors to be elected and to cast the entire number of such votes for one candidate or to distribute them among any two or more candidates. If a shareholder properly requests cumulative voting, the persons named in the accompanying proxy card intend to vote the proxies they receive cumulatively by allocating the votes among the nominees for Director as they deem best.

With respect to all other matters submitted to a vote at the Annual Meeting, each shareholder will be entitled to one vote for each common share of the Corporation held on February 19, 2013.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted in accordance with your instructions by your proxies. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy via the Internet or by telephone, but do not provide voting instructions, your proxies will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“FOR” the election as Directors of the Corporation of the eight (8) nominees listed under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS”;

•	“FOR” the non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement;

•	To hold an advisory vote for the approval of the compensation of the Corporation’s named executive officers “EVERY ONE YEAR”; and

•	“FOR” the ratification of the appointment of S. R. Snodgrass, A.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2013.

No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the persons appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

Can the proxy materials be accessed electronically?

The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card and the Corporation’s 2012 Annual Report to Shareholders are available on the Internet at www.proxydocs.com/fcza.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before a vote is taken at the Annual Meeting by:

•	filing a written notice of revocation with the Secretary of First Citizens, at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870;

•	executing and returning a later-dated proxy card or submitting a later-dated vote through the Internet or by telephone; or

•	attending the Annual Meeting and giving notice of revocation in person.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

If I vote in advance, can I still attend the Annual Meeting?

Yes. You are encouraged to vote promptly by returning your signed proxy card by mail or, if applicable, by appointing a proxy to vote electronically via the Internet or by telephone so that your common shares will be represented at the Annual Meeting. However, appointing a proxy does not affect your right to attend the Annual Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

A majority of the outstanding common shares of the Corporation represented in person or by proxy will constitute a quorum at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 7,651,965 common shares of the Corporation outstanding and entitled to vote on February 19, 2013, the record date. A majority of the outstanding common shares, or 3,825,983 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

The rules of The NASDAQ Stock Market LLC (“NASDAQ”), the stock exchange on which the Corporation’s common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when the broker holder of record is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions.

The ratification of the appointment of the Corporation’s independent registered public accounting firm (Proposal 4) is the only routine matter. Each of the other proposals is considered a non-routine matter and, therefore, your broker may vote on these matters only if you provide voting instructions. Accordingly, it is important that you provide instructions to your broker on these matters.

Vote Required with Respect to the Proposals

• Proposal 1 – Election of Directors

Under Ohio law and the Corporation’s Code of Regulations, the eight (8) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election, including votes cast cumulatively, if applicable, will be elected Directors. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.

• Proposal 2 – Non-Binding Advisory Resolution to Approve the Compensation of the Corporation’s Named Executive Officers

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “AGAINST” Proposal 2. Broker non-votes will not be counted in determining whether the proposal has been approved.

• Proposal 3 – Non-Binding Advisory Vote on the Frequency of Future Shareholder Advisory Votes on Compensation of the Corporation’s Named Executive Officers

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve one of the selections as to the frequency of future shareholder advisory votes on the compensation of the Corporation’s named executive officers. The effect of an abstention is the same as a vote “AGAINST” each of the selections in the advisory proposal. Broker non-votes will not count as a vote for any of the selections under the advisory proposal and will not affect the outcome of the vote.

• Proposal 4 – Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of S. R. Snodgrass, A.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2013. The effect of an abstention is the same as a vote “AGAINST” Proposal 4.

In accordance with the Corporation’s policy, proxy cards, ballots and voting instructions that identify individual shareholders will be kept confidential. Exceptions to this policy, however, may be necessary in limited instances to comply with applicable legal requirements and, in the event of a contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.

Who pays the cost of proxy solicitation?

The Corporation will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, the directors, officers and employees of the Corporation and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares of the Corporation for the forwarding of solicitation materials to the beneficial owners of such common shares. The Corporation will reimburse these brokers, financial institutions and other nominees for their reasonable out-of-pocket costs in connection therewith.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting?

If you have any questions concerning this proxy solicitation, or the proposals to be considered at the Annual Meeting, please call James E. McGookey, Secretary, at 419-625-4121 (Sandusky area) or 888-645-4121 (other).

PROPOSAL 1

ELECTION OF DIRECTORS

The Code of Regulations of the Corporation provides that the number of Directors shall be not be less than five (5) nor more than twenty-five (25), as from time to time shall be determined by resolution of the Board of Directors of the Corporation. The Board of Directors currently consists of eight (8) members, and the current terms of all of the Directors expire at the Annual Meeting in 2013.

The Board of Directors proposes that each of the eight (8) nominees named below be re-elected as Directors of the Corporation to serve a one (1) year term expiring at the annual meeting in 2014, and until his successor is elected and qualified or until his earlier resignation, removal from office or death. Each nominee was recommended by the Nominating and Corporate Governance Committee for re-election. All of the nominees have expressed their willingness to serve as Directors if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a Director; however, if for any reason a nominee becomes unable or unwilling to stand for re-election as a Director, the individuals designated as proxies in the enclosed proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating and Corporate Governance Committee.

The following table lists each nominee’s name, age, principal occupation(s) and/or positions held with the Corporation or any of its subsidiaries, and the year the nominee first became a Director of the Corporation. Unless otherwise indicated, each individual has held his principal occupation for more than five years.

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age	Director Since	Nominee for Term Expiring In
Thomas A. Depler Attorney, Poland, Depler & Shepherd Co., L.P.A. Director of First Citizens Banc Corp. and The Citizens Banking Company	63	2007	2014
Allen R. Maurice Attorney, Wagner, Maurice & Davidson Co., L.P.A. Director of First Citizens Banc Corp. and The Citizens Banking Company	69	2007	2014
James O. Miller President and CEO, First Citizens Banc Corp. President and CEO, The Citizens Banking Company Chairman, The Citizens Banking Company Director of First Citizens Banc Corp. and The Citizens Banking Company Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	60	2006	2014
W. Patrick Murray Attorney, Murray & Murray Attorneys at Law Director of First Citizens Banc Corp. and The Citizens Banking Company	72	1983	2014
Allen R. Nickles Certified Public Accountant Partner, Payne Nickles & Company Director of First Citizens Banc Corp. and The Citizens Banking Company	62	2003	2014
John P. Pheiffer President, Sandusky Bay Development (marina and boat storage, repair, service and brokerage business) Director of First Citizens Banc Corp. and The Citizens Banking Company	58	2007	2014
David A. Voight President, First Citizens Banc Corp. until December 2007 Chairman, The Citizens Banking Company until December, 2007 Chairman, First Citizens Banc Corp. Director of First Citizens Banc Corp. and The Citizens Banking Company Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	71	1989	2014
Daniel J. White President, Norwalk Furniture International Business Consultant Retired President, Geotrac (an online provider of flood survey information) Director of First Citizens Banc Corp. and The Citizens Banking Company	63	2002	2014

Recommendation and Vote

Under Ohio law and the Corporation’s Code of Regulations, the eight (8) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election, including votes cast cumulatively, if applicable, will be elected Directors. Common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted “FOR” the election of the nominees listed above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or may withhold the authority to vote for one or more individual nominees. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.

The Board of Directors recommends a vote “FOR” the re-election of all of the nominees listed above.

BENEFICIAL OWNERSHIP OF

COMMON SHARES OF THE CORPORATION

The following table sets forth information concerning the only persons known to the Corporation to own beneficially more than 5% of the outstanding common shares of the Corporation as of February 19, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
George L. Mylander 155 Sunset Drive Sandusky, Ohio 44870	403,183 shares held by George L. Mylander, Trustee, UA Oct 4 01 George L. Mylander Voting Trust Agreement	5.23%

(1)	Percent of Class is computed based on 7,707,917 common shares outstanding on February 19, 2013.

The following table sets forth information regarding the beneficial ownership of the Corporation’s common shares, as of February 19, 2013, for each of the current Directors of the Corporation, each of the individuals named in the Summary Compensation Table for 2012 on page 17, and all Directors and executive officers of the Corporation as a group.

Name of Beneficial Owner or Number of Persons in Group (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Thomas A. Depler (3)	21,962	*
Allen R. Maurice (4)	58,931	*
James O. Miller (5)	11,420	*
W. Patrick Murray (6)	180,736	2.34%
Allen R. Nickles (7)	71,925	*
John P. Pheiffer (8)	41,663	*
David A. Voight (9)	12,078	*
Daniel J. White (10)	1,619	*
Richard J. Dutton (11)	500	*
Todd A. Michel (12)	2,223	*
James E. McGookey (13)	2,213	*
Charles C. Riesterer (14)	2,310	*
All current executive officers and directors as a group (12 persons) (15)	407,580	5.28%

(1)	Unless otherwise indicated, each executive officer or Director has voting and investment power with respect to all of the common shares reflected in the table for such executive officer or Director. The mailing address of each of the executive officers and Directors of the Corporation is 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870.
(2)	Percent of Class is computed based on the sum of (a) 7,707,917 common shares outstanding on February 19, 2013, and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after February 19, 2013. * Indicates beneficial ownership of less than one percent of the outstanding common shares of the Corporation.
(3)	Includes 12,401 shares held by Thomas A. Depler Trust, as to which Mr. Depler, as trustee, has voting and investment power; 9,168 shares held by John Depler Trust, as to which Mr. Depler, as Trustee, has voting and investment power; 393 shares held jointly by Thomas A. Depler and his spouse, Nancy S. Depler, as to which they have shared voting and investment power.
(4)	Includes 1,641 shares owned by Allen R. Maurice; 450 shares owned by Susan C. Maurice, spouse of Allen R. Maurice, as to which she has voting and investment power; and 56,840 shares held by Allen R. Maurice IRA.
(5)	Includes 4,240 shares held by James O. Miller IRA; 3,800 shares held by Martha M. Miller IRA, as to which Mr. Miller’s spouse has voting and investment power; and 480 shares owned by the children of James O. Miller, as to which Mr. Miller, as custodian, has voting and investment power. Also includes 2,900 currently exercisable options.
(6)	Includes 25,064 shares held by W. Patrick Murray Trust, as to which Mr. Murray’s spouse has voting and investment power; 32,672 shares held by W. Patrick Murray IRA; 116,500 shares held by Louise Murray Trust, as to which Mr. Murray has voting and investment power; and 6,500 shares owned by Mr. Murray’s spouse, Louise Murray, as to which she has voting and investment power.
(7)	Includes 68,700 shares held by Allen R. Nickles SEP IRA; 1,200 shares held by Allen R. Nickles IRA; 800 shares owned by Diane Nickles, spouse of Allen R. Nickles, as to which she has voting and investment power; 500 shares held by Diane Nickles IRA, as to which she has voting and investment power; and 725 shares owned by a child of Allen R. Nickles, as to which Mr. Nickles, as custodian, has voting and investment power.
(8)	Includes 3,245 shares held by John P. Pheiffer IRA: 25,354 shares owned by John P. Pheiffer; 13,064 shares held by C. Pheiffer Trust, as to which Mr. Pheiffer, as trustee, has voting and investment power.
(9)	Includes 12,078 shares held by The Voight Family Trust, as to which Mr. Voight, and his spouse, Ann S. Voight, as trustees, have voting and investment power.
(10)	Includes 791 shares owned by Daniel J. White; and 828 shares held by Daniel J. White IRA.
(11)	Includes 500 shares held by Richard J. Dutton IRA.
(12)	Includes 23 shares held jointly by Todd A. Michel and Lynn A. Michel, spouse of Todd A. Michel, as to which they exercise shared voting and investment power. Also includes 2,200 currently exercisable options.
(13)	Includes 985 shares held by James E. McGookey IRA; and 1,228 shares held jointly by Mr. McGookey and his spouse, Anne H. McGookey, as to which they have shared voting and investment power.
(14)	Includes 110 shares owned by Charles C. Riesterer. Also includes 2,200 currently exercisable options.
(15)	Includes 7,300 currently exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation’s Directors, executive officers and any persons beneficially holding more than ten percent (10%) of the Corporation’s common shares are required to file statements with the Securities and Exchange Commission (the “SEC”) reporting their initial ownership of the Corporation’s common stock and any subsequent changes in their ownership. To the Corporation’s knowledge, based solely on a review of the Section 16(a) reports filed on behalf of these persons for their transactions during 2012 and written representations that no other Section 16(a) reports were required to be filed for transactions during 2012, all filing requirements applicable to officers, Directors and beneficial owners of more than 10% of the outstanding common shares of the Corporation under Section 16(a) of the Exchange Act were complied with, except that (i) Director Daniel J. White had one late Form 4 filing which reported one transaction; (ii) Paul J. Stark, a Senior Vice President of the Corporation, had one late Form 4 filing which reported one transaction; and (iii) Leroy C. Link, a Senior Vice President of The Citizens Banking Company, had one late Form 4 filing which reported one transaction.

PARTICIPATION IN CAPITAL PURCHASE PROGRAM

On January 23, 2009, the Corporation completed the sale to the U.S. Department of the Treasury (the “Treasury”) of $23,184,000 of newly issued non-voting preferred shares of the Corporation as part of the Treasury’s Capital Purchase Program (the “CPP”) enacted as part of the Troubled Assets Relief Program (“TARP”) established by the Emergency Economic Stabilization Act of 2008. To finalize the Corporation’s participation in the CPP, the Corporation and the Treasury entered into a Letter Agreement, dated January 23, 2009, including a related Securities Purchase Agreement — Standard Terms which is attached thereto (collectively, the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, the Corporation issued and sold to the Treasury (i) 23,184 of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a ten-year warrant (the “Warrant”) to purchase 469,312 common shares of the Corporation, at an exercise price of $7.41 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $23,184,000 in cash.

In the Securities Purchase Agreement, the Corporation adopted and agreed to the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury owned the Series A Preferred Shares. These executive compensation and corporate governance standards generally applied to the Corporation’s senior executive officers. The standards are set forth in the American Recovery and Reinvestment Act of 2009 and in an interim final rule issued by the Treasury on June 15, 2009, and amended on December 7, 2009 (collectively, the “Interim Final Rule”). The executive compensation and corporate governance standards under the Interim Final Rule remained in effect during the period in which the Treasury held the Series A Preferred Shares (the “TARP Period”).

On July 3, 2012, the Treasury completed the sale of all 23,184 of the Series A Preferred Shares to various investors pursuant to a modified “Dutch auction” process. The Treasury’s sale of all of the Series A Preferred Shares had the effect of terminating the Corporation’s continuing obligations with respect to the executive compensation and corporate governance standards which applied to the Corporation as a participant in the CPP, including the standards set forth in the Interim Final Rule.

On September 5, 2012, the Corporation completed the repurchase of the Warrant from the Treasury in accordance with the terms of the Securities Purchase Agreement for an aggregate purchase price of $563,174.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Meetings of the Board of Directors

The Board of Directors of the Corporation met sixteen (16) times in 2012. All Directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he served during 2012.

Attendance at Annual Meeting of Shareholders

The Corporation does not have a formal policy with regard to Director attendance at annual meetings of shareholders. However, the Corporation encourages all Director nominees to attend each annual meeting of shareholders. All the Corporation’s Directors attended the 2012 annual meeting of shareholders.

Board Leadership Structure

In the past several years, the Corporation has separated the positions of Chief Executive Officer and Chairman of the Board of Directors. The Corporation’s current Chairman, David A. Voight, formerly served as President of the Corporation until December, 2007 but now qualifies as an “independent director” under applicable NASDAQ and SEC rules. The Board of Directors believes that its current leadership structure is appropriate and efficient because, in addition to qualifying as an “independent director”, Mr. Voight has extensive experience in the banking industry generally and intimate familiarity with the Corporation’s operations. As a result, Mr. Voight is able to provide unique insights as Chairman that are valuable to the Board of Directors in determining and overseeing the strategic direction of the Corporation. The Board of Directors retains the authority to modify its Board leadership structure as and when it deems appropriate to best address the Corporation’s circumstances.

The Board believes that the administration of its risk function has not affected the Board’s leadership structure. The Board is actively involved in oversight of risks that could affect the Corporation and its subsidiaries and this oversight is conducted primarily through the Audit Committee and the Nominating Committee, each of which are comprised entirely of independent directors.

Committees of the Board

The Board of Directors of the Corporation has the following standing committees: Nominating and Corporate Governance Committee (“Nominating Committee”); Audit Committee; and Compensation, Benefits and Liability Committee (“Compensation Committee”). The following table shows the current membership of each of the standing committees of the Board. It is anticipated that the composition of the standing committees may change, and new Directors may be appointed to serve on these committees, following the Annual Meeting.

Nominating Committee	Audit Committee	Compensation Committee
W. Patrick Murray, Chairman	Allen R. Nickles, Chairman	Allen R. Maurice
Thomas A. Depler	Thomas A. Depler	W. Patrick Murray
David A. Voight	John P. Pheiffer	David A. Voight
Allen R. Maurice*	Daniel J. White	Thomas A. Depler*

*	Alternate Member

Nominating Committee

The Nominating Committee currently has three (3) members and met two (2) times in 2012. The Board of Directors has determined that each of the current members of the Nominating Committee qualifies, and each Director who served as a member of the Nominating Committee during 2012 qualified during his tenure on the Nominating Committee during 2012, as an “independent director” under applicable NASDAQ rules. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the charter is posted on the “Governance” page of the Corporation’s website at www.fcza.com.

The Nominating Committee recommends to the Corporation’s Board of Directors the names of those persons to be proposed for election as Directors of the Corporation at each annual meeting of shareholders. The Nominating Committee also nominates Directors to serve on committees of the Board of Directors and on the boards of directors and committees of the Corporation’s subsidiaries, assists the Board of Directors in Director orientation and continuing education, periodically reviews Director compensation, and is responsible for reviewing and establishing corporate governance policies and programs.

Audit Committee

The Audit Committee currently has four (4) members and met four (4) times in 2012. The Board of Directors has determined that each member of the Audit Committee qualifies, and each Director who served as a member of the Audit Committee during 2012 qualified during his tenure on the Audit Committee during 2012, as an “independent director” under applicable NASDAQ rules and under Rule 10A-3 promulgated under the Exchange Act. The Board of Directors has adopted a written charter for the Audit Committee which is posted on the “Governance” page of the Corporation’s website at www.fcza.com.

The Board has determined that each member of the Audit Committee is able to read and understand financial statements, including the Corporation’s balance sheet, income statement and cash flow statement, and is qualified to discharge his duties to the Corporation and its shareholders. The Board has also determined that Allen R. Nickles qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K. Mr. Nickles is a Certified Public Accountant and serves as a Partner of Payne, Nickles & Company, a CPA firm located in Sandusky, Ohio.

As set forth in the Audit Committee’s Charter, the Audit Committee’s responsibilities include the following:

•	To supervise the independent audit function, including pre-approving the employment and evaluating the independent auditors, reviewing the independence of the independent auditor and discussing with senior management and the independent auditor any significant deficiencies or material weaknesses in the design or operations of the Corporation’s internal controls, any audit problems or difficulties, any changes required in the scope of the audit plan, and the audit budget and staffing;

•	To oversee the internal audit and internal controls, including reviewing and discussing with senior management, the internal auditor and the independent auditor the adequacy of the Corporation’s internal control over financial reporting and disclosure controls and procedures and the independent auditor’s attestation report;

•	To oversee financial reporting, including reviewing and discussing with senior management and the independent auditor the Corporation’s quarterly and annual financial statements and all critical accounting policies and practices and any significant changes in accounting policies; and

•	To provide the report to be included in the Corporation’s annual proxy statement regarding the Audit Committee’s review and recommendation regarding the inclusion of the audited financial statements in the Corporation’s annual report on Form 10-K for filing with the SEC.

In discharging its responsibilities, the Audit Committee is authorized to investigate any matter that the Audit Committee deems appropriate to carry out its responsibilities and has access to all books, records, facilities and personnel of the Corporation. The Audit Committee is also authorized to retain, compensate, direct, oversee and terminate an independent auditor, independent counsel, other auditors and experts as it deems necessary.

Additional information regarding the Audit Committee, including the Audit Committee’s report relating to the 2012 fiscal year, is provided under the heading “AUDIT COMMITTEE MATTERS” beginning on page 21 of this Proxy Statement.

Compensation Committee

The Compensation Committee currently has three (3) members and met three (3) times in 2012. The Board of Directors has determined that each member of the Compensation Committee qualifies, and each Director who served as a member of the Compensation Committee during 2012 qualified during his tenure on the Compensation Committee during 2012, as an “independent director” under applicable NASDAQ rules. In addition, each member of the Compensation Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and as a “non-employee director” for purposes of SEC Rule 16b-3. The Board of Directors has adopted a written charter for the Compensation Committee which is posted on the “Governance” page of the Corporation’s website at www.fcza.com.

The Compensation Committee recommends compensation for executive officers and annual budgetary levels for employee compensation and benefits; reviews and establishes the policies for all benefit programs for the Corporation and its subsidiaries; reviews and recommends the affirmative action program for the Corporation and its subsidiaries; and reviews and makes recommendations for benefit insurance programs of the Corporation and its subsidiaries.

Additional information regarding the Compensation Committee and its functions and responsibilities is provided under the heading “EXECUTIVE COMPENSATION–Compensation Policies and Programs” beginning on page 14 of this Proxy Statement.

2012 COMPENSATION OF DIRECTORS

The Corporation did not pay fees to Directors in 2012 for service on the Board of Directors of the Corporation. Beginning in April, 2011, the Corporation ceased paying Directors’ fees for Board meetings. However, the Directors received Directors’ fees from The Citizens Banking Company for their service as Directors of The Citizens Banking Company at the rate of $600.00 per Board meeting attended in 2012. During 2012, the Directors of the Corporation received $250.00 per committee meeting attended, except that the Chair of the Audit Committee received $450.00 per Audit Committee meeting attended. Directors who are also officers of the Corporation and/or its subsidiaries do not receive any fees or other compensation as Directors or for attendance at any committee meetings.

DIRECTOR COMPENSATION TABLE FOR 2012

Name	Fees Earned or Paid in Cash	Change in Nonqualified Deferred Compensation Earnings (1)	Total ($)
John P. Pheiffer	$14,200	—	$14,200
David A. Voight	$11,850	—	$11,850
Allen R. Nickles	$10,650	—	$10,650
Thomas A. Depler	$9,450	—	$9,450
Allen R. Maurice	$7,950	—	$7,950
W. Patrick Murray	$7,100	—	$7,100
Daniel J. White	$7,000	—	$7,000

(1)	Reflects above-market or preferential earnings on non-qualified deferred compensation in 2012.

The Corporation and each of its subsidiaries have adopted a non-qualified Deferred Compensation Plan for each non-employee Director. Pursuant to each such plan, a Director may defer any or all of the Director fees or committee fees earned by such Director during a particular calendar year. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. During 2012, one Director, Allen R. Nickles, elected to defer a portion of his Director fees and/or committee fees earned as a Director of the Corporation.

The Corporation had one equity compensation plan approved by the Corporation’s shareholders which expired in 2010. Specified officers were eligible under the plan, but Directors were not eligible to participate. Additional information concerning the plan is provided under the heading “First Citizens Banc Corp. Stock Option and Stock Appreciation Rights Plan” on page 19 of this Proxy Statement.

CORPORATE GOVERNANCE

Code of Ethics

In accordance with applicable NASDAQ rules and the rules and regulations of the SEC, the Board of Directors of the Corporation has adopted a Code of Conduct (Ethics) applicable to all Directors, officers and employees of the Corporation and its subsidiaries, including the Corporation’s principal executive officer and principal financial officer. A copy of the Code of Conduct (Ethics) is posted on the “Governance” page of the Corporation’s website at www.fcza.com.

Communications with Board of Directors

The Corporation provides a process for shareholders to send communications to the Corporation’s Board of Directors. Shareholders can send communications to the entire Board or to a specified Director by mailing the communication to James E. McGookey, Senior Vice President and General Counsel, at 100 East Water Street, Sandusky, Ohio 44870. All such communications will be relayed as requested without any screening.

Director Independence

The Corporation has affirmatively determined that all Directors, except James O. Miller, are currently “independent” under applicable NASDAQ rules. In making its determination concerning the independence of its Directors, the Board of Directors of the Corporation reviewed and considered each Director’s relationships, both direct and indirect, with the Corporation and its subsidiaries, including those described under the heading “Transactions with Directors, Officers and Associates” on page 12 of this Proxy Statement.

Nominating Procedure

The Corporation has not adopted a formal policy with regard to consideration of any director candidates recommended by shareholders, which the Board of Directors deems appropriate because the Nominating Committee considers all recommendations for candidates from any source. To be considered by the Nominating Committee, shareholder recommendations as to Director candidates should be sent in writing to the Corporation, in care of the Corporation’s Secretary, at 100 East Water Street, Sandusky, Ohio 44870.

Shareholders of the Corporation may also nominate a candidate for election as a Director of the Corporation by following the procedures set forth in the Corporation’s Code of Regulations. Pursuant to the Code of Regulations, all shareholder nominations must be made in writing and delivered or mailed to the Secretary of the Corporation at the Corporation’s principal executive offices located at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870. Nominations must be received by the Secretary of the Corporation not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be delivered or mailed no later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first (but in no event less than seven days prior to the meeting). Each nomination must contain the following information: (a) the name, age, business address and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee; (d) the name and record address of the shareholder making the nomination; and (e) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder making the nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of a proposed nominee to serve as Director of the Corporation.

Director Qualifications

The Nominating Committee has adopted criteria for evaluating Director candidates and existing Directors, but it has not established specific, minimum qualifications that must be met by any nominee or any specific qualities or skills that are necessary for a Director to possess. The Nominating Committee identifies nominees by considering recommendations from all sources and evaluates them by applying the criteria that it has adopted. These criteria include relevant business and employment experience, experience on other boards, relevant special knowledge, independence, personal characteristics, financial sophistication, time availability, diversity, character and ethics, and any financial interest in the organization. While neither the Nominating Committee nor the Board of Directors has adopted a formal policy regarding the consideration of diversity in identifying nominees for Director, diversity is one of the factors considered by the Nominating Committee pursuant to its criteria for evaluating Director candidates.

The Nominating Committee and the Board of Directors believes that each of the current Directors who have been nominated for re-election at the Annual Meeting brings a strong background and set of skills to the Board which provides the Board as a whole with competence, experience and expertise in a wide variety of areas, including business and executive management, banking, manufacturing, accounting and finance, tax, insurance, legal and international business. Provided below is the evaluation of the Nomination Committee and the Board of Directors regarding the specific attributes, skills and qualifications possessed by each Director nominee.

Thomas A. Depler. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Depler has developed through 37 years as an attorney providing legal services to businesses and nonprofit foundations, including extensive legal experience in tax and fiduciary matters, allow him to provide practical legal expertise to the Board of Directors and has recommended his nomination for re-election.

Allen R. Maurice. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Maurice has developed through nearly 43 years as an attorney practicing in the areas of business, probate, real estate and estate planning, including previously serving as general counsel for Champaign National Bank, allow him to provide practical legal expertise to the Board of Directors and has recommended his nomination for re-election.

James O. Miller. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Miller has developed through more than 38 years working in the financial services industry, including the last 27 years at the Corporation and The Citizens Banking Company, allow him to provide banking, accounting and financial expertise and a comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and has recommended his nomination for re-election.

W. Patrick Murray. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Murray has developed through 47 years as an attorney leading a successful legal practice and representing corporations and other clients in a variety of matters and cases (including anti-trust and commercial fraud cases involving sophisticated accounting issues), allow him to provide practical legal expertise and management experience to the Board of Directors and has recommended his nomination for re-election.

Allen R. Nickles. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Nickles has developed through more than 38 years as a Certified Public Accountant in public practice allow him to provide tax, accounting and financial expertise to the Board of Directors and has recommended his nomination for re-election.

John P. Pheiffer. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Pheiffer has developed through 28 years of experience as president and chief executive officer of a marina and boat storage and service business, with primary responsibility of all aspects of operations, allow him to provide business leadership experience and a unique local perspective to the Board of Directors and has recommended his nomination for re-election.

David A. Voight. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Voight has developed through more than 39 years of service in the banking industry, including as chief executive officer of The Citizens Banking Company and three other banks, allow him to provide extensive expertise regarding the operations, management and regulation of financial institutions and a comprehensive knowledge and understanding of the operations of the Corporation to the Board of Directors and has recommended his nomination for re-election.

Daniel J. White. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. White has developed through more than 24 years of experience as an executive of small businesses with sales and financial performance responsibilities, as well as experience as president of a venture capital company and extensive international business experience, allow him to provide business expertise and a global business perspective to the Board of Directors and has recommended his nomination for re-election.

Transactions with Directors, Officers and Associates

The Corporation’s subsidiary, The Citizens Banking Company, has had and expects to have banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation, and associates of such persons, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and that do not involve more than normal risk of collectibility or present other unfavorable features. All such loans presently outstanding to Directors and executive officers, including their immediate families and companies in which they are executive officers, are performing loans.

Each officer and Director is expected to bring any relationship or transaction with the Corporation in which he or she has a direct or indirect interest to the attention of the Board or Nominating Committee, other than in connection with the types of ordinary course transactions discussed above. While specific review or approval procedures for related person transactions are not in writing, NASDAQ rules require the Corporation’s Audit Committee or other body of independent Directors (such as the Nominating Committee) to conduct appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis. In addition, one of the basic principles of the Corporation’s Code of Conduct is the avoidance of conflicts between personal interests and the interests of the Corporation, or even the appearance of such conflicts. Therefore, when the Nominating Committee becomes aware that a transaction presents a possible conflict, it considers the transaction including, among other things, whether the transaction impacts the independence of any independent Board member, whether the related person’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party.

EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the names and ages of all current executive officers of the Corporation, all positions and offices held with the Corporation and business experience during the past five (5) years.

NAME	AGE	POSITION
James O. Miller	60

President and Chief Executive Officer of the Corporation since 2007

Chairman of The Board of The Citizens Banking Company since 2007

Executive Vice President of the Corporation from 1998 until 2007

Senior Vice President/Controller of the Corporation from 1994 to 1997

Chief Executive Officer of The Citizens Banking Company since 2005

President of The Citizens Banking Company since 2002

Executive Vice President of The Citizens Banking Company from 1998 to 2002

Senior Vice President of The Citizens Banking Company from 1996 to 1998

Senior Vice President/Controller of The Citizens Banking Company from 1992 to 1995

Director of the Corporation since 2006

Director of The Citizens Banking Company since 2000

Director of First Citizens Insurance Agency, Inc. since 2005

Director of SCC Resources, Inc. from 2005 to 2009

Director of Water Street Properties, Inc. since 2003

Charles C. Riesterer	58

Senior Vice President of the Corporation since 1998

Executive Vice President of The Citizens Banking Company since 2005

Senior Vice President of The Citizens Banking Company from 1998 to 2005

Vice President of The Citizens Banking Company from 1992 to 1998

Asst. Vice President of The Citizens Banking Company from 1987 to 1991

Richard J. Dutton	49

Senior Vice President of the Corporation since 2006

Executive Vice President of The Citizens Banking Company since 2006

Vice President and Treasurer of Peoples Ohio Financial Corp. from 2002 to 2006

Partner in charge of Kentucky/Southern Indiana Financial Institution Practice, BKD, LLP prior to 2002

Todd A. Michel	48

Senior Vice President/Controller of the Corporation since 2000

Senior Vice President/Controller of The Citizens Banking Company since 1999

Vice President/Controller of The Citizens Banking Company from 1998 to 1999

Vice President/Controller of the Corporation from 1998 to 2000

Controller of The Citizens Banking Company from 1996 to 1998

James E. McGookey	62

Senior Vice President and General Counsel of the Corporation since 2002

Secretary of the Corporation since 2007

Executive Vice President of The Citizens Banking Company since 2012

Senior Vice President of The Citizens Banking Company since 2002

Director of Water Street Properties, Inc. since 2003

Director of First Citizens Insurance Agency, Inc. since 2003

Director of SCC Resources, Inc. from 2004 to 2009

Paul J. Stark	55

Senior Vice President of the Corporation since 2010

Senior Vice President of The Citizens Banking Company since 2010

Senior Vice President and Chief Credit Officer of First National Bank, Howell, Michigan from 2009 to 2010

Senior Vice President and Director of Credit Risk Management of FirstMerit Corporation from 2005 to 2008

Senior Vice President and Director of Loan Review of FirstMerit Bank from 2003 to 2005

John A. Betts	41

Senior Vice President of the Corporation since 2013

Senior Vice President of The Citizens Banking Company since 2013

President and CEO of First National Bank of Grant Park from 2007 to 2012

Senior Manager of Ernst & Young, LLP from 2006 to 2007

Corporate Controller of Centrue Financial Corporation prior to 2006

EXECUTIVE COMPENSATION

Compensation Policies and Programs

Overview of compensation program

The Compensation Committee is responsible for the development and administration of the Corporation’s policies regarding executive compensation and makes recommendations to the Board of Directors of the Corporation. The executive officers of the Corporation are paid by The Citizens Banking Company (“Citizens Bank”) for their services to the Corporation, Citizens Bank and the other subsidiaries of the Corporation. They receive no compensation directly from the Corporation.

The Compensation Committee’s determinations are based in large part upon information concerning the compensation paid by similar companies. Moreover, in recent years, the compensation program has focused on the base salary paid to each executive officer, supplemented by a 401(k) plan, a defined benefit pension plan (for those employees of Citizens Bank as of December 2006), a supplemental nonqualified executive retirement plan (for certain employees who will not be eligible for full benefits under the defined benefit pension plan), and health and welfare benefits generally available to all employees. In recognition of their performance over several years during which the economy and the banking industry made their jobs extraordinarily difficult, Citizens Bank paid a bonus to certain executive officers in 2012. Mr. Miller did not seek or accept a bonus during 2012. Citizens Bank has paid no other cash or equity plan compensation to its named executive officers during the last three fiscal years.

Role of the Compensation Committee, management and consultants in determining compensation

The Compensation Committee and the Board of Directors of the Corporation retain overall responsibility for administration of the compensation arrangements for the executive officers of the Corporation. The Compensation Committee evaluates the factors relevant to the Corporation’s compensation decisions and makes recommendations to the Board of Directors regarding the compensation of each executive officer. Historically, the Compensation Committee has relied heavily on information concerning the compensation paid by similar organizations in setting the compensation of its executive officers.

The Compensation Committee retained Amalfi Consulting, LLC (“Amalfi”), a widely recognized consulting firm, prior to 2011 to provide compensation consulting services, primarily consisting of preparing and updating a comprehensive executive compensation review which compared the executive compensation provided by the Corporation to a peer group of companies selected by Amalfi. The peer group included 22 publicly traded bank holding companies located in the Midwest, with assets between $548 million and $1.5 billion and with performance that Amalfi considered comparable to that of the Corporation (although the report did not define specific performance parameters for the peer group).

In 2010, the Compensation Committee also engaged Blanchard Chase to assist the Compensation Committee in the development of an incentive plan in which lending, retail and certain other employees (excluding any of the named executive officers) of the Corporation participate. The purposes of this incentive plan are to incent production that would benefit the Corporation, provide incentive compensation competitive with that offered by similar employers and avoid actions that would create a material adverse risk to the Corporation.

In 2011, the Corporation retained Blanchard Consulting Group (the successor to Blanchard Chase) to provide it with salary ranges of the cash compensation paid to named executive officers at other financial institutions. The work performed by the Blanchard Consulting Group compiled information from the Compensation & Benefits Survey of the American Bankers Association, the Crowe Horwath-Midwest Survey Report, the Bank Cash Compensation Survey and the Key Executive Compensation Survey from Delves-Group/Bank Administration Institute, the Mercer Commercial Lending and Business Banking Compensation Survey, the Mercer Trust and Private Banking Compensation Survey and the Financial Institutions Compensation Survey Suite of Watson Wyatt. In December, 2011, Blanchard Consulting Group supplied the Corporation with additional information which compared the total compensation paid by other financial institutions to their officers holding positions similar to the named executive officers to the compensation paid by the Corporation to its named executive officers.

During 2012, Blanchard Consulting Group submitted additional recommendations concerning the structure of and criteria to be applied in possible incentive plans. It again provided information concerning the base salary and cash compensation paid to certain officers (but not named executive officers) of the Corporation compared to the cash compensation paid at other financial institutions. Sources upon which the review relied included: the 2011 Compensation and Benefits Survey of the American Bankers Association; the 2010 Mortgage Officer Compensation and Pay Trends Survey of Blanchard Chase; the Crowe Horwath 2010 Financial Institutions Compensation Survey- Midwest Survey Report; the 2011 Bank Cash Compensation Survey and the Key Executive Compensation Survey, both by Delves-Group/Bank Administration Institute; the Mercer 2011 Commercial Lending and Business Banking Compensation Survey; the Mercer 2010 Trust and Private Banking Compensation Survey; and the 2010/2011 Financial Institutions Compensation Survey Suite of Towers Watson. Blanchard Consulting Group also provided information regarding the appropriate salary for a new hire and advised First Citizens Banc Corp. on improvements to its performance evaluation process in 2012.

Compensation philosophy and objectives

The objective of the Corporation’s compensation programs is to attract, compensate and retain key employees. The Corporation attempts to compensate executives fairly in light of their responsibilities, the performance of the Corporation and the economic conditions in Northern Ohio. The Compensation Committee annually reviews and recommends the appropriate salary for the Chief Executive Officer and an appropriate salary or salary range for each of the other executive officers.

The Corporation’s compensation program for executive officers has for the last several years focused on the base salary paid to the executive officers. The Corporation believes that it can fairly compensate and retain its executive officers and other employees primarily with base salary. For several years prior to 2012, the Corporation has paid no bonuses to executive officers nor made equity awards. In 2012, named executive officers (except for Mr. Miller, who did not seek or accept a bonus) received a bonus to recognize their performance during several difficult years. The Corporation paid no other cash incentive compensation and did not make any equity awards to named executive officers during 2012. In determining appropriate base salaries for officers, the Compensation Committee has relied heavily upon peer comparison information. While the Compensation Committee considers the Corporation’s performance in general when evaluating and setting salary levels, the Compensation Committee does not target or rely upon any specific measures of Corporation performance either by themselves or as compared to the performance of the members of the peer group. No wealth accumulation analysis is performed, and the Compensation Committee does not apply any formula for differentiating compensation between executive officers based on their positions and responsibilities.

In addition to the base salary paid to each executive officer, the Corporation’s compensation program includes retirement plans, health and welfare benefit plans and change of control agreements for certain executive officers. The Corporation expects the retirement and health and welfare plans to promote longevity with the Corporation and discourage turnover among its executive officers and other employees. The Corporation recognizes that change of control agreements can help it to attract and keep talented executives and can minimize the impact on key executives of a job loss due to a change of control. In the event that a transaction that would lead to a change of control is proposed, such agreements can help assure that the executives analyze the transaction without undue focus on its effect upon them personally. In addition, if a transaction would occur, change of control agreements can encourage key executives to stay and help accomplish a smooth transition.

The Corporation’s Compensation Committee met with members of the Corporation’s Risk Management Committee (comprised of executive officers of the Corporation) and the senior risk officer of the Corporation in 2011 and 2012 (with respect to the portion of the year for which the Corporation was subject to the Treasury’s standards regarding execution compensation) to review the Corporation’s compensation programs. With respect to all programs, the Compensation Committee determined that compensation did not encourage the taking of undue risks or the manipulation of earnings prohibited or required to be limited by the American Recovery and Reinvestment Act of 2009 and an interim final rule issued by the Treasury on June 15, 2009, and amended on December 7, 2009 (collectively, the “Interim Final Rule”). Although the incentive program for Citizens Wealth Management employees provides for the potential of increased compensation based upon the Corporation’s results, the Compensation Committee determined that the program included protections to ameliorate any risk from the incentives. It also concluded that a clawback provision should be added to the program. The Compensation Committee also recognized that generating loans would enhance the incentive paid to loan officers, but it found that the incentive program included provisions to reduce the incentive based upon non-performing loans and included clawback provisions. The Compensation Committee determined that none of the Corporation’s compensation programs encouraged the taking of unnecessary and excessive risks or the manipulation of earnings within the meaning of the Interim Final Rule.

Compensation components

Base salary

The primary component of executive officer compensation is base salary. The base salaries reflect the duties and level of responsibility of each executive officer, the Corporation’s performance, and the cash compensation paid to executive officers at other financial institutions.

In determining the base salaries for executive officers in 2011, the Compensation Committee and the Board of Directors considered that, except for an increase in one case to compensate for lost benefits, none of the executive officers had received an increase in his base salary since 2008. As a result, the Compensation Committee and the Corporation’s Board approved an increase for each executive officer in order to return each executive officer’s base salary to a level comparable to the amount paid by similar organizations while recognizing that such increase did not fully compensate the executive officer for the years when increases were not given.

Bonus

The named executive officers, except for Mr. Miller, were paid a bonus in 2012. The bonuses were awarded in recognition of the fact that, during the preceding years, factors outside of the control of management created risks to the Corporation to which they responded. The Compensation Committee recognized that problems with the national and local economies and turmoil in the banking industry required extraordinary efforts from the officers. Bonuses were awarded to compensate for the officers’ extraordinary efforts. Mr. Miller indicated that he did not wish to be considered for a bonus in 2012, and, as a result, was not awarded a bonus.

Employee benefit plans

In addition to salary, the Corporation also has established retirement plans for all employees meeting minimum age and length of service eligibility requirements. The Corporation maintains a defined benefit pension plan for all employees who were participants as of December 31, 2006. It also sponsors a 401(k) plan and matches (subject to limits) employee contributions to the 401(k) plan. The amount contributed on behalf of the executive officers is determined in accordance with the terms of the plans, and executive officers participate on the same basis as all other employees who participate in the plans.

In 2011, the Corporation adopted a supplemental executive retirement plan for certain executive officers, including two named executive officers, who will not be entitled to full benefits under the defined benefit pension plan. Executive officers participate in the same health and welfare plans (medical, dental, prescription, health and/or dependent care flexible spending and life and long-term disability insurance) that are available to all employees of similar age and years of service. The plans are further discussed in the narratives to the tables that follow.

Stock option and stock appreciation rights plan

The Corporation has, in the past, used its Stock Option and Stock Appreciation Rights Plan as an element of the compensation for executive officers. The long-term compensation provided by the plan was intended to further align the interests of its executive officers with those of its shareholders. Several of the executive officers hold vested unexercised options, as reported in the “Outstanding Equity Awards at Fiscal Year-End for 2012” table on page 19. As the Compensation Committee decided to pay most executive compensation in salary and the plan expired in 2010, no awards were made under that plan during the past three fiscal years. The prior equity awards played no role in the Compensation Committee’s determination of compensation for 2012.

Change of control agreements

In 2003, the Corporation entered into change of control agreements with Messrs. Miller, Michel and Riesterer. Each of the agreements provide for an initial term ending on December 31, 2004, with the term being automatically extended for additional one-year terms unless either party gives written notice of its desire not to renew the agreement not later than the January 1 preceding the expiration of the then-current term. A merger or consolidation of the Corporation into another entity, a disposition of substantially all of the Corporation’s assets or a liquidation of the Corporation generally triggers the officers’ rights under the agreement. Each change of control agreement provides that, upon a change of control of the Corporation, the officer will be entitled to receive a lump sum payment from the Corporation equal to the amount of the officer’s annual base salary in effect for the twelve-month period immediately preceding the change of control. The agreements also provide each officer with a right to continued employment for 24 months after a change of control, with certain rights to payment if the officer’s employment is terminated under certain circumstances during that post-change of control period. Under each change in control agreement, the officer may be entitled to receive up to 24 months of compensation, including the change of control severance payment. The Board of Directors believes that such continued employment provisions are likely to ensure a smooth transition following a change of control and that the payments provided for under the change in control agreements are sufficient but not excessive to enable financial institution executives to find subsequent employment in an industry in which such job opportunities may be difficult to find.

Tax implications of compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1 million paid to covered persons in any fiscal year. The $1 million compensation deduction limitation does not apply to certain qualifying “performance-based compensation”. The Board of Directors believes that all compensation paid to covered persons in 2012 was fully deductible.

2012 SUMMARY COMPENSATION TABLE

Under rules established by the SEC, the Corporation is required to provide certain data and information in regard to the compensation and benefits provided to the Corporation’s Chief Executive Officer and certain other most highly compensated executive officers of the Corporation. The following table sets forth information as to the compensation paid or accrued by the Corporation and its subsidiaries to the Corporation’s President and Chief Executive Officer, Mr. James O. Miller, the Corporation’s Controller, Mr. Todd A. Michel, the Corporation’s Senior Vice President, Mr. Richard J. Dutton, the Corporation’s Senior Vice President, Secretary and General Counsel, Mr. James E. McGookey, and the Corporation’s Senior Vice President, Mr. Charles C. Riesterer, for services rendered in 2012, 2011 and 2010. These individuals are referred to in this Proxy Statement as the “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)		All Other Compensation ($) (2)		Total ($)
James O. Miller President and CEO	2012 2011 2010	$ $ $	320,000 293,846 235,000	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	263,000 233,000 128,000	$ $ $	6,220 5,270 4,411	$ $ $	589,220 532,116 367,411
Todd A. Michel Sr. Vice President/ Controller	2012 2011 2010	$ $ $	143,069 135,962 125,000	$ $ $	16,520 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	91,000 88,000 7,000	$ $ $	2,422 2,422 2,263	$ $ $	253,011 226,384 134,263
Richard J. Dutton Sr. Vice President	2012 2011 2010	$ $ $	216,113 208,154 194,260	$ $ $	30,134 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	4,677 0 0	$ $ $	1,528 449 407	$ $ $	252,452 208,603 194,667
James E. McGookey Sr. Vice President/ General Counsel	2012 2011 2010	$ $ $	175,528 168,423 156,000	$ $ $	20,414 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	161,315 69,000 41,000	$ $ $	5,928 3,863 3,676	$ $ $	363,185 241,286 200,676
Charles C. Riesterer Sr. Vice President	2012 2011 2010	$ $ $	170,455 163,154 150,000	$ $ $	19,824 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	214,000 186,000 71,000	$ $ $	3,880 3,358 3,166	$ $ $	408,159 352,512 244,166

(1)	Represents the aggregate change in actuarial present value of the officer’s accumulated benefits under the Corporation’s pension plan and, with respect to Messrs. Dutton and McGookey in 2012, the Corporation’s supplemental nonqualified executive retirement plan. There were no above-market or preferential earnings on non-qualified deferred compensation in 2010, 2011 or 2012.
(2)	Represents matching contributions by the Corporation to the 401(k) plan and a portion of the premiums paid by the Corporation on behalf of the named executive officers for life insurance and long-term disability insurance.

Defined Contribution Plan

The Corporation maintains a tax-qualified defined contribution/401(k) plan for employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries who have completed three months of service are eligible to participate in the plan. Subject to limitations established by the Internal Revenue Code, employees may defer up to 100 percent of annual compensation. The 2012 limit is $17,000; it will be increased in future years for cost of living changes. In 2012, the catch-up provision permits participants age 50 or older to increase their pre-tax salary deferral limit by $5,500. The Corporation may make a matching contribution for all participants who have elected to make salary deferral contributions. The amount of the matching contributions, if any, is determined each plan year and announced to all participants. The amount of matching contribution for the years 2012, 2011 and 2010 was 25 percent of the salary deferred on the first 6 percent deferred. The Internal Revenue Code places a limit on the amount of salary deferred contributions and matching contributions on those employees classified as “highly compensated”. Contributions and matching contributions for highly compensated employees are limited to an amount that enables the plan to meet certain non-discrimination testing. Matching contributions by the Corporation to the named executive officers are set forth in the “All Other Compensation” column of the Summary Compensation Table above.

Defined Benefit Pension Plan

The Corporation maintains a tax-qualified non-contributory defined benefit pension plan for employees of the Corporation and its subsidiaries who were participants as of December 31, 2006. All employees who had attained age 20-1/2 and had completed at least six months of service were eligible to participate in the plan. The monthly pension benefit payable to an employee at normal retirement age (age 65) will be equal to the sum of (i) 1.40 percent of the employee’s highest five-year average monthly compensation multiplied by total years of service, plus (ii) 0.65 percent of the employee’s average monthly compensation in excess of the Social Security covered compensation amount multiplied by years of service up to a maximum of 35 years of service with the Corporation or its subsidiaries. For this purpose, an employee’s final average compensation is equal to the average of the monthly compensation paid to such employee during the period of five consecutive years of service prior to retirement which results in the highest average compensation. The compensation taken into account includes all cash compensation paid. The monthly pension benefit calculated under this formula is not subject to any offset or reduction for the employee’s Social Security benefit, but is subject to the annual benefit limitation established by the Internal Revenue Code.

Under the pension plan, employees are eligible to retire and receive monthly benefits under the pension plan at age 65. In addition, employees may elect to begin receiving reduced benefits at an earlier age if they qualify for early retirement by attaining age 55. James O. Miller, James E. McGookey and Charles C. Riesterer are currently eligible for early retirement under the plan. If any of them retired early, he would be entitled to receive his accrued benefits upon his normal retirement date. Alternatively, upon his election, he would be entitled to receive prior to his normal retirement date an actuarial equivalent of his accrued benefits, subject to restrictions imposed under the Internal Revenue Code. Pension benefits will generally be paid either as joint and survivor annuities or single life annuities, provided that participating employees who obtain their spouse’s consent may elect to receive their benefits in one of several other optional forms of benefit, including a lump sum distribution of the present value of the benefit.

During 2006, the Corporation amended the pension plan to provide that no employee shall become a participant in the plan after December 31, 2006 and the benefits paid by the plan will be offset by the profit sharing source of the Corporation’s defined contribution plan. The change was made to limit the Corporation’s potential liability under the pension plan.

Nonqualified Deferred Compensation for 2012

The Corporation maintains a nonqualified deferred compensation plan that allows an eligible employee to defer receipt of compensation to which the employee would be entitled. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. The amount accrued will be distributed to the employee based upon an election made by the employee, subject to limits set by the plan.

Supplemental Executive Retirement Benefits

In 2011, the Corporation adopted the First Citizens Banc Corp. Supplemental Nonqualified Executive Retirement Plan (the “SERP”) to provide select employees, including executive officers, with additional retirement benefits to reflect changes to the Corporation’s qualified defined benefit pension plan which was frozen as to new participants and amended to reduce the amount of benefits payable effective as of December 31, 2006.

Currently, two named executive officers, Mr. Dutton and Mr. McGookey, are participating in the SERP. Generally, under the SERP, a participant can earn an annual retirement benefit equal to an amount based on 60% of the participant’s base salary for 10 years. Generally, a participant will vest in his or her retirement benefit upon completing 10 years of service, although vesting will be accelerated in the event that a participant becomes disabled before completing 10 years of service. Payment of the retirement benefit will begin on the first day of the second month following the participant’s separation from service and continue for a period of ten years thereafter. Generally, if a participant dies or is terminated for cause (as defined in the SERP) before payment of the retirement benefit has commenced, the participant will forfeit any right to payment of a retirement benefit.

The Corporation or one of its subsidiaries has purchased split dollar life insurance policies in order to fund the obligations under the SERP. Generally, these policies provide participants with a death benefit equal to the retirement benefit a participant would have received under the SERP had the participant not died before separating from service.

First Citizens Banc Corp. Stock Option and Stock Appreciation Rights Plan

On April 18, 2000, the shareholders of the Corporation approved the First Citizens Banc Corp. Stock Option and Stock Appreciation Rights Plan (the “Equity Plan”), which provides for discretionary grants of incentive stock options (under Internal Revenue Code Section 422), nonqualified stock options, and stock appreciation rights to certain executive employees. The Equity Plan is administered by the Compensation Committee of the Corporation’s Board of Directors, and provides that the exercise price of options granted thereunder shall not be less than the fair market value of the outstanding shares of the Corporation on the date the options are granted. The Equity Plan expired in 2010, and no further stock options or other awards may be granted by the Corporation under the Equity Plan.

None of the named executive officers exercised any options in 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2012

The following table provides information concerning the outstanding equity awards held by the named executive officers at the end of 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Todd A. Michel	2,200	$35.00	April 15, 2013
James O. Miller	2,900	$35.00	April 15, 2013
Richard J. Dutton	N/A	N/A	N/A
James E. McGookey	N/A	N/A	N/A
Charles C. Riesterer	2,200	$35.00	April 15, 2013

Change in Control Agreements

Mr. Miller, Mr. Michel and Mr. Riesterer each have executed a change in control agreement with the Corporation. The agreements provide that, if a change in control occurs during the term of the agreement, the Corporation will pay in a lump sum to the named officer a retention bonus equal to the annual salary of the executive. The agreement also provides that if a change in control occurs during the employment of the officer, the Corporation will employ him for twenty-four months after the change in control (the “Employment Period”). Pursuant to the agreement, the officer will receive compensation that is not less than his compensation immediately prior to the Employment Period and have the right to participate in benefit plans that are not materially less favorable than the benefit plans in which he participated immediately prior to the Employment Period. Upon a termination covered by the agreement (which may include a significant change in duties, a relocation or a failure to assume the obligations of the agreement), the officer may elect to receive from the Corporation COBRA premiums for the Corporation’s group medical insurance for a period of eighteen months plus an amount equal to two times the officer’s annual base salary immediately prior to the termination reduced by the amount of any retention bonus paid to the officer, provided that, in order to receive benefits upon termination, the officer is precluded from competition with the Corporation for a period of twelve months after the termination. In executing the agreement, the officer agreed that he will preserve the confidentiality of the Corporation’s non-public information and will not solicit the customers or employees of the Corporation for a period of twelve months after a termination.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable the Corporation’s shareholder to vote to approve, on an advisory and non-binding basis, the compensation of Corporation’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. As a result, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of First Citizens Banc Corp. (the “Corporation”) hereby approve, on an advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the Corporation’s Proxy Statement for its 2013 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including the compensation tables, notes and narrative disclosures contained under the heading “EXECUTIVE COMPENSATION” in the Corporation’s Proxy Statement.

The Board of Directors believes that the Corporation’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of the Corporation’s named executive officers with the Corporation’s short-term goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Corporation’s key executives who are directly responsible for the Corporation’s continued success. The Board of Directors believes that the Corporation’s compensation policies and practices do not threaten the value of the Corporation or the investments of the Corporation’s shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on the Corporation. The Board of Directors further believes that the Corporation’s culture focuses on sound risk management and appropriately rewards executives for performance. The Board of Directors further believes that the Corporation’s compensation policies and procedures are reasonable in comparison both to the Corporation’s peer bank holding companies and to the Corporation’s performance during the 2012 fiscal year.

Similar “Say on Pay” proposals were approved by a significant majority of the common shares voted at each of the Corporation’s last four annual meetings in connection with the Corporation’s participation in the TARP Capital Purchase Program.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of the Corporation’s named executive officers in the section captioned “EXECUTIVE COMPENSATION” beginning on page 14 of this Proxy Statement.

Because your vote is advisory, the outcome of the vote will not: (i) be binding upon the Corporation’s Board of Directors or the Compensation Committee with respect to future executive compensation decisions, including those relating to the Corporation’s named executive officers, or otherwise; (ii) overrule any decision made by the Corporation’s Board of Directors or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Corporation’s Board of Directors or the Compensation Committee. However, the Compensation Committee expects to take into account the outcome of the advisory vote when considering future executive compensation arrangements.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.

The Board of Directors recommends that you vote “FOR” Proposal 2 – Non-Binding Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER ADVISORY VOTE ON EXECUTIVE

COMPENSATION

The Dodd-Frank Act and corresponding SEC rules also enable the Corporation’s shareholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Corporation’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one year, every two years or every three years. Accordingly, the following resolution is submitted for an advisory shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of First Citizens Banc Corp. advise that an advisory resolution with respect to executive compensation should be presented to the shareholders every one, two or three years as reflected by the shareholders’ votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy card or submit your voting instructions for “EVERY ONE YEAR”, “EVERY TWO YEARS” or “EVERY THREE YEARS” based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you may “ABSTAIN”.

The Board of Directors believes that emerging corporate practices and governance trends favor an annual advisory vote. As a participant in the TARP Capital Purchase Program, the shareholders of the Corporation were afforded an annual advisory vote on executive compensation. Annual advisory votes give shareholders the opportunity to react promptly to emerging trends in compensation, and the Board of Directors and the Compensation Committee are provided the opportunity to receive yearly feedback from the shareholders. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, it may not be feasible to change the Corporation’s executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Corporation’s Board of Directors or the Compensation Committee. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory shareholder approval of the compensation of named executive officers.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve one of the selections under this advisory proposal. Proxies received by the Corporation and not revoked prior to the Annual Meeting will be voted in favor of “EVERY ONE YEAR” unless otherwise instructed by the shareholder. The effect of an abstention is the same as a vote “AGAINST” each of the selections in the advisory proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors recommends holding an advisory vote for the approval of the compensation of the named executive officers “EVERY ONE YEAR.”

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of the Corporation’s independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee has appointed S. R. Snodgrass, A.C. (“Snodgrass”) to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Audit Committee and the Board of Directors have decided to submit the appointment of Snodgrass to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Corporation’s independent registered public accounting firm in reviewing the quality and integrity of the Corporation’s financial statements.

Snodgrass has served as the Corporation’s independent registered public accounting firm since 2009, and Snodgrass audited the Corporation’s consolidated financial statements as of and for the fiscal year ended December 31, 2012, and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2012. The Corporation expects that representatives of Snodgrass will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Snodgrass as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The effect of an abstention is the same as a vote “AGAINST” Proposal 4. Even if the appointment of Snodgrass is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Snodgrass and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of Snodgrass is not ratified, the Audit Committee will reconsider the appointment (but may decide to maintain the appointment).

The Board of Directors recommends that you vote “FOR” Proposal 4 – Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE MATTERS

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Corporation’s independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Corporation. The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Corporation’s independent registered public accounting firm.

Fees of Independent Registered Public Accounting Firm

Snodgrass served as the Corporation’s independent registered public accounting firm for the 2012 and 2011 fiscal years. The Audit Committee pre-approved all services rendered by Snodgrass for 2012 and 2011. Proposals submitted by Snodgrass were presented to and acted upon at meetings of the Audit Committee. Snodgrass billed the aggregate fees shown below for audit services, audit related services, tax services and other services rendered to the Corporation and its subsidiaries for the 2012 and 2011 fiscal years.

	2012		2011
Audit Fees (1)	$225,437		$192,670
Audit Related Fees (2)	$19,857		$18,685
Tax Fees (3)	$24,265		$20,650
All Other Fees	$2,500	(4)	$3,814	(5)

	$272,059		$235,819

(1)	Includes fees paid to Snodgrass for the 2012 and 2011 fiscal years for the audit of the Corporation’s financial statements, the audit of the Corporation’s internal control over financial reporting, and the review of financial statements included in the Corporation’s quarterly reports and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Includes fees paid to Snodgrass for the 2012 and 2011 fiscal years related to the audit of the Corporation’s 401(k) and employee benefit plans.
(3)	Includes fees paid to Snodgrass for the 2012 and 2011 fiscal years related to the preparation of tax returns and quarterly estimated tax payment calculations.
(4)	Includes fees paid to Snodgrass for the 2012 fiscal year related to capital stress testing validation consultations.
(5)	Includes fees paid to Snodgrass for the 2011 fiscal years related to strategic planning consultations.

AUDIT COMMITTEE REPORT

The Corporation’s Audit Committee has reviewed and discussed with management and with Snodgrass, the Corporation’s independent registered public accounting firm for 2012, the audited financial statements of the Corporation for the year ended December 31, 2012. In addition, the Audit Committee has discussed with Snodgrass the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from Snodgrass required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Snodgrass its independence from the Corporation.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to the Corporation’s Board of Directors that the audited financial statements for the year ended December 31, 2012 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Allen R. Nickles, Chairman

Thomas A. Depler

John P. Pheiffer

Daniel J. White

Shareholder Proposals for 2014 Annual Meeting

Proposals by shareholders intended to be presented at the 2014 annual meeting of shareholders must be received by the Secretary of the Corporation no later than November 14, 2013, to be eligible for inclusion in the Corporation’s proxy, notice of meeting and proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2014 annual meeting. The Corporation will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules. Any shareholder that intends to submit a proposal other than for inclusion in the proxy materials must deliver such proposal to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the 2014 annual meeting (or 15 days after the date of notice or public disclosure if the Corporation provides less than 75 days notice of the meeting), or such proposal will be considered untimely. If a shareholder proposal is untimely, the Corporation may vote in its discretion on that proposal all of the common shares for which it has received proxies for the 2014 annual meeting. Proposals by shareholders intended to be presented at the 2014 annual meeting should be mailed or delivered to First Citizens Banc Corp., 100 East Water Street, Sandusky, Ohio 44870, Attention: Secretary.

Other Matters

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

Annual Report

The Corporation’s Annual Report is not intended to be a part of this Proxy Statement. A copy of the Corporation’s Annual Report has been mailed to shareholders with this Proxy Statement. Additional copies of the Corporation’s Annual Report are available to shareholders without charge upon request to James O. Miller, President, First Citizens Banc Corp., 100 East Water Street, Sandusky, Ohio 44870.

By Order of the Board of Directors

James E. McGookey, Secretary

First Citizens Banc Corp.

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FIRST CITIZENS BANC CORP
Sandusky, Ohio

First Citizens Banc Corp financial services

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER: SHARES:

NUMBER OF PERSONS ATTENDING ________

You may vote by:

If choosing one of these options, sign & date card below.

INTERNET	TELEPHONE	SCAN & E-MAIL	FAX	MAIL
proxy.ilstk.com	800.555.8140	info@ilstk.com	630.480.0641	Return in the envelope provided. (Allow 10 days for mail delivery)

Easyist · Safeist · Fastist

May vote until 11:59 pm EST one day prior to meeting date. (DO NOT return card if voting by internet or telephone)

Make individual selections **or** check **one** of the two boxes below

☐ With Management on all Proposals **or** ☐ Against Management on all Proposals

FIRST CITIZENS BANC CORP OF SANDUSKY, OHIO PROXY

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD APRIL 16, 2013: The Proxy Statement and the Annual Report to security holders is available at www.proxydocs.com/fcza.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE MARKED WILL BE VOTED "FOR" ALL PROPOSALS.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder(s) of First Citizens Banc Corp (hereinafter called "Corporation"), of Sandusky Ohio, hereby constitute(s) Blythe A. Friedley, W. Patrick Murray and Allen R. Maurice, or each of them, proxies and attorneys of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned, to attend the Annual Meeting of Shareholders of said Corporation to be held at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio on April 16, 2013, at 10:00 A.M. E.D.T. and any adjournments thereof, and thereof to vote, including the right to vote cumulatively at their discretion, as specified below:

Nominee	FOR	WITHHELD	Nominee	FOR	WITHHELD
01 Thomas A. Depler	☐	☐	05 Allen R. Nickles	☐	☐
02 Allen R. Maurice	☐	☐	06 John P. Pheiffer	☐	☐
03 James O. Miller	☐	☐	07 David A. Voight	☐	☐
04 W. Patrick Murray	☐	☐	08 Daniel J. White	☐	☐

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

3. To recommend, in an advisory vote, the frequency of future advisory votes on the compensation of the Corporation's named executive officers.

   ☐ EVERY ONE YEAR ☐ EVERY TWO YEARS ☐ EVERY THREE YEARS ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends that shareholders vote **"FOR"** the nominees listed above and Proposals 2 and 4, and **"EVERY ONE YEAR"** for Proposal 3. **IF NO SPECIFIED VOTE IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THOSE NOMINEES AND PROPOSALS AS RECOMMENDED BY THE BOARD OF DIRECTORS.** If any other business is presented at said meeting, the proxy shall be voted in accordance with the best judgment of the proxies appointed hereby. All shares represented by properly executed proxies will be voted as directed. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by either written notice or notice in person at the meeting, or by a subsequently dated proxy.

The aforesaid proxies are hereby authorized to vote at their discretion on any other matter that may properly come before the Annual Meeting. An executed proxy may be revoked at any time prior to its exercise by submitting another proxy with a later date, by appearing in person at the special meeting and advising the Secretary of the shareholder's intent to vote the share(s) or by sending a written, signed and dated revocation that clearly identifies the proxy being revoked to the principal executive offices of First Citizens at 100 East Water Street, Sandusky, Ohio 44870, Attention: James E. McGookey, Secretary. A revocation may be in any written form validly signed by the record holder so long as it clearly states that the proxy previously given is no longer effective.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Corporation at the Annual Meeting of the undersigned's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to the shares of Common Stock held of record by the undersigned.

The undersigned acknowledges receipt from the Corporation prior to the execution of this proxy of a Notice of Annual Meeting, the Corporation's Proxy Statement for the Annual Meeting and an Annual Report for the 2012 fiscal year.

PLEASE SIGN HERE

SIGNATURE DATE SIGNATURE DATE

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.